UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 30, 2008

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 6, 2008, Avanex Corporation (“the Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission regarding a world-wide reduction in force on September 30, 2008 (the “Original Filing”). The Company is filing this Form 8-K/A to amend the Original Filing to disclose a good faith estimate of the amount of the charges expected to be incurred in connection with the Company’s reduction in force announced therein under Item 2.05. The disclosure under Item 2.05 of the Original Filing is hereby replaced in its entirety by the disclosure under Item 2.05 of this Amendment No. 1. No other changes have been made to the Original Filing.

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 30, 2008, the Company implemented a world-wide reduction in force that will result in the termination of approximately 47 employees by the end of October 2008 in order to reduce costs, streamline operations, and improve its cost structure. In addition, by the end of October 2008, the Company intends to close its Melbourne, Florida facility and transfer the respective product lines, inventory, and fixed assets to either its France or China offices.

The Company anticipates incurring restructuring and impairment charges of $2.5 million to $3.0 million, of which $2.0 million to $2.3 million would be for one-time employee termination benefits and $0.5 million to $0.7 million would be for facilities-related costs, substantially all of which will be expensed in the second quarter of fiscal 2009 ending December 31, 2008. These charges would result in cash payments of approximately $1.6 million during fiscal 2009, consisting of one-time termination payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ MARK WEINSWIG
Mark Weinswig Vice President, Finance and Treasurer and Interim Chief Financial Officer

Date: October 23, 2008